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                                                                 EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT, dated May 7, 1997, by and between LC MANAGEMENT COMPANY ("LC Management"), a wholly- owned Subsidiary of LIVING CENTERS OF AMERICA, INC., a Delaware corporation (the "LCA"), and Charles B. Carden (the "Employee");

                                   RECITALS:

         A. LCA, through its operating subsidiaries, is an operator of long-term health care centers, Progressive Care Centers providing subacute care, Alzheimer's care centers, assisted living centers, retirement apartments, a company providing rehabilitation services and other services, and a company providing pharmaceutical services and supplies.

         B. LC Management (sometimes "Employer") intends to employ or continue to employ Employee in a position where Employee will have access to Confidential Information (defined below), and therefore, Employer will be vulnerable to unfair post-employment competition by Employee.

         C. In consideration of the benefits provided for herein, Employee is willing to enter into this Agreement with LC Management as a condition for employment.

         NOW, THEREFORE, intending to be legally bound, the parties agree as follows effective the date and date set opposite their signatures below:

         1. EMPLOYMENT. Employer hereby employs the Employee, and the Employee hereby accepts employment upon the terms and conditions set forth in this Employment agreement effective as of October 1, 1996.





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         2.      DUTIES. The Employer agrees to employ the Employee and the
Employee agrees to accept employment by the Employer and to serve the employer in such capacities and with such powers and duties as from time to time may be assigned to him by Employer on a basis involving the employee's full working time. Such duties will be performed in Houston, Texas and at such other places as Employer may reasonably require without necessitating any change in the employee's place of residence.

         3. ANNUAL COMPENSATION. As his compensation for services to the Employer under this employment Agreement, the Employer shall pay to the Employee during the term of this Employment Agreement a salary, in the aggregate of two hundred forty thousand ($240,000.00) per year, plus such increases as may be granted ("Annual Compensation"), payable in equal semi-monthly installments, subject only to such payroll and withholding deductions as may be required by law or elected by the Employee. The Employee shall be reimbursed for all reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including travel and entertainment expenses.

         4. BONUSES, STOCK OPTIONS AND OTHER BENEFITS. The Employee shall participate in the Employer's Management Incentive Bonus Plan ("MIB Plan"), Stock Option Plan, Executive Benefits Plan, Employee Stock Purchase Plan and other present or future benefits provided for other executives of the Employer. The Annual Compensation to be paid to the Employee shall not operate as a limitation upon or as a direction against the exercise by the Employer of its power and discretion to grant bonuses, options, awards or other additional direct or indirect benefits to or on behalf of the Employee if, in the judgment of employer, such action is in the best interest of the Employer.





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         5.      TERM AND TERMINATION.

                 5.1      This Employment Agreement shall be for a term of two
(2) years, commencing on the effective date hereof. The term shall be extended for additional one (1) year periods on the anniversary date of each one year period of the term with the Employee's consent and the approval of the Board of Directors, and all other provisions hereof shall apply during such extended term. This Employment Agreement may be terminated at will, with or without "good cause" (as defined below), by the Employer prior to the expiration of such term upon thirty (30) days written notice of election so to terminate (or pay in lieu of such notice); provided, however, that if this Employment agreement is terminated by the Employer without good cause prior to the expiration of the two year term, as Severance Payments hereunder, the employee's Annual Compensation hereunder shall continue for the remainder of the two (2) year term and the Employee shall be paid his bonus pursuant to the MIB Plan for the fiscal year in which this employment Agreement is terminated. However, notwithstanding the provision for Severance Payments in this Section
5.1 hereof, in the event of Employee's termination pursuant to a change of control of LCA as provided in Section 9 hereof, Employee shall not receive Severance Payments as provided herein, and will receive only that lump sum payment provided in Section 9 hereof.

                 In addition, in the event of such a termination without good cause, Employee shall be entitled to the following severance benefits:

                 (1) Group medical and life insurance coverages shall continue under then-prevailing terms for the remainder of the then current term of this Employment Agreement, provided that Employee continues to contribute his share of the premiums for such coverages. Group medical coverage provided





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                          during such period shall be applied against
                          Employer's obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Upon termination of group medical and life insurance coverages, Employee may convert, at his cost, to individual policies.

                 (2) Employee's eligibility to receive benefits under or participate in all other benefit and compensation plans, including but not limited to management incentive bonus, long-term disability, retirement savings and stock option plans, shall terminate as of the effective date of Employee's termination except as provided otherwise hereunder of under the terms of any particular benefit or compensation plan.

                 (3) Employee shall receive payment at the Employee's then prevailing rate, for Employee's earned, but unused, and accrued vacation days through the date of termination.

                          5.2     Parachute Payment: If the Employee is liable
for the payment of any excise tax (the "Basis Excise Tax") because of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or similar provisions, with respect to any payments or benefits received or to be received from LC Management or any successor to LC Management, whether provided under this Agreement or otherwise, LC Management shall pay the Employee an amount (the "Special Reimbursement") which, after payment by the Employee, (or on the employee's behalf) of any federal, state and local taxes applicable thereto, including, without limitation, any further excise tax under such Section 4999 of the Code, on, with respect to or resulting from the





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Special Reimbursement, equals the net amount of the Basic Excise Tax.

                          5.3     Termination for "good cause" shall include
only (a) fraud or dishonesty, (b) willful failure to perform assigned duties,
(c) willful violation of the Employer's Business Conduct Policy, or (d) intentionally working against the best interests of the Employer; provided, however, that in the case of actions described in Sections 5.2(b), (c) or (d), such alleged activity by the Employee must have continued unabated for a period in excess of five (5) days following receipt by the Employee of written notice from the Employer.

                          5.4     Survival The provisions of this Section 5
shall survive the termination of Employee's employment with LC Management.

                 6. Extent of Services. Consistent with the obligations hereunder, the Employee shall regulate his own hours of employment, performing the duties assigned to him from time to time by the Board of directors of the employer in accordance with the terms of this Agreement to the best of his ability and with reasonable care and diligence.

                 7.       OBLIGATIONS SURVIVING EMPLOYMENT.

                          7.1.    LCA, through its Subsidiaries operates
long-term health care centers and companies which provide pharmaceutical supplies and services, and rehabilitation services. It has a valuable, special, unique and proprietary interest in its various business methods and systems, which include, but are not limited to, strategic operating plans and budgets, policy and procedure manuals, computer programs, financial forms and information, supplier information, accounting forms and procedures, personnel policies, information on the needs of residents, techniques and methods of operation, prospects, research and data developed by or for the benefit of LCA and the Employer, and information relating to strategic plans, revenues, costs, profits and the financial condition of LCA


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and the Employer, and all other information developed by or for the benefit of
LCA and the employer, all of which information is considered by the LCA and the Employer to be confidential trade secrets ("Confidential Information"), to the extent such information is not publicly disclosed or generally known in the industry.

                          7.2     The Employer may, pursuant to Employee's
employment hereunder, provide and confide to Employee, and Employee will have access to the Confidential Information, which was developed at great expense by or on behalf of LCA and the employer, all of which Employee recognizes and acknowledges to be unique, valuable and confidential assets of LCA and the Employer. Further, as an adjunct of Employee performing his duties hereunder, Employee may develop additional information, techniques and programs for the LCA and the Employer which Employee agrees shall be the sole and exclusive property of LCA and the Employer. Employee agrees that he shall not during or after the term of employment hereunder, directly or indirectly, in any manner, utilize, disclose or otherwise divulge to any person, firm, corporation, association or other entity, for any reason whatsoever, any such Confidential Information or other such information, techniques, methods of operations, or programs, whether developed by him on behalf of LCA or the Employer, or by LCA or the Employer independent of Employee, which is not generally known to the public or recognized as standard practice in the industry in which LCA, the Employer or LCA's operating Subsidiaries shall be engaged.

                          7.3     Employee agrees that he, during the term
hereof and for a period of two (2) years following the expiration of the term hereof or the earlier termination of his employment pursuant hereto, shall not, without the employer's prior written permission, (i) directly or indirectly, on Employee's behalf or on behalf of any other person, firm, corporation, association or other entity,


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engage in, or in any way be employed by, connected with, concerned with, involved with, consult for or negotiate for, or acquire or maintain any ownership interest in any business or activity which is in competition with (i.e., within a 25 mile radius of a center or facility operated by the Employer) that conducted by the Employer; or (ii) or indirectly, at any time in any manner, inducer or attempt to influence any employee of the Employer to terminate his employment with the Employer. Notwithstanding anything in this Employment Agreement to the contrary, the foregoing noncompetition restriction shall not apply to the Employee when the term of this Employment Agreement expires as a result of the Board of directors having elected to not extend the term of this employment Agreement.

                          7.4     This Employment Agreement by Employee shall
cover and be enforceable by LCA and the Employer in all states in which LCA, its operating subsidiaries and the Employer are engaged in business at the termination of Employee's employment of have been so engaged at any time during the term hereof. For purposes of this Article 7, the term "Employer" shall include the Employer as herein defined and any direct or indirect subsidiary or affiliate.

                 8.        REMEDIES:

                          8.1     Employee acknowledges that in the event of
any violation by Employee of the provisions set forth in Article 7 hereof LCA and the Employer will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy solely by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, LCA and the Employer shall be entitled to, in addition to all such other legal and equitable remedies as may be available to LCA and the Employer, an injunction before trial from any court of competent jurisdiction as a matter of course





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upon the posting of not more than a nominal bond, restraining Employee from such violation or threatened violation. Nothing herein contained shall be construed as limiting or prohibiting LCA and the Employer from pursuing other remedies available to LCA and the Employer therefor, including recovery of money damages through an action at law against Employee. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be contrary to any applicable statute, law or rule, or for any reason unenforceable as written, such court may modify any of such provisions so as to permit enforcement thereof as thus modified.

                          8.2     In the event a legal action is filed by
either party to enforce its rights under this Employment Agreement, the prevailing party shall be reimbursed by the other party for the prevailing party's reasonable enforcement costs, including without limitation, attorneys' fees and costs of investigation and court. For purposes of the foregoing, the parties agree that the judge or other trier of law assigned to the action shall determine which party is the "prevailing party" in such action, and that there shall be only one "prevailing party" in any action.

                 9. CHANGE OF CONTROL OF LCA. In the event of a change of control of LCA and either the Employee's (a) involuntary termination by the Employer or (b) voluntary termination for good cause after a change of control, then in lieu of Severance Payments as described in Section 5.1 hereof, (i) employee shall be entitled to receive a lump-sum payment from the Employer of an amount equal to two times (1) his Annual Compensation and (2) his average annual bonus calculated over the last two years or $192,000.00 whichever amount is greater; and (ii) all stock options granted to Employee under the Living Centers of America, Inc. 1992 Stock Option Plan, as amended (the "Option Plan"), as of the date of termination shall "vest" and become exercisable, as that term is




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defined in the Option Plan, as of the termination date, and Employee shall thereupon have all rights applicable thereto as set forth in the Option Plan pertaining to Employee's Stock Option. For purposes of this Article 9 "voluntary termination for good cause after a change of control" shall occur when, within the six-month time period after a change of control, the Employer effects a substantial change in the employee's authority or working responsibilities and the Employee voluntarily terminates his employment. For purposes of this Article 9, "change of control" is the occurrence of one or more of the following events: (I) any person or entity, together with all associates of such person or entity, becomes the beneficial owner of 15% or more of LCA's outstanding common stock, except when such person or entity is bound by the terms of a standstill agreement under which the parties cannot acquire more than 15% of the outstanding common stock or (ii) during any two-year period, directors of LCA serving at the beginning of such period cease for any reason to constitute a majority of the directors of LCA serving, unless the election of at least 75% of the new directors of LCA was approved by at least 75% of the directors in office at the time of election. The provisions of this Section 9. shall service the termination of Employee's Employment with LC Management.

                 10.      MISCELLANEOUS.

                          10.1    Definition. As used throughout this
Agreement, "LCA" shall include LCA, all subsidiaries of LCA, affiliates, and any corporation, joint venture, or other entity in which LCA or its subsidiaries or affiliates has an equity interest in excess of ten percent (10%).

                          10.2    Binding Effect. The respective rights and
obligations of LCA and the Employer and the Employee under this Employment Agreement shall inure to the benefit of and shall be binding upon LCA and the employer and the Employee and the respective successors and assigns





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of LCA and the employer and Employee. This Employment Agreement shall not be assignable by the Employee. As used herein, the term "successors and assigns" shall include any corporation or corporations which acquire all or substantially all of the assets and businesses of the employer whether by purchase, merger, consolidation or otherwise and which, in the case of a purchase, assumes the employer's obligations hereunder.

                          10.3    Supersede. This Agreement shall supersede and
substitute for any previous employment or severance agreement between Employee and LCA or LC Management, and is entered into in consideration of the mutual undertakings of the parties the cancellation of all previous agreements, and the release of the parties of their respective rights and obligations under any previous employment or severance agreement, excepting only such rights and obligations which by their nature are intended to survive termination or cancellation of such employment agreement.

                          10.4.   Arbitration. Any dispute under this
Employment Agreement, except for those arising under paragraphs 7 and 8 hereof, shall be resolved by arbitration. The arbitration shall be conducted in Houston, Texas, under the auspices of the American Arbitration Association and under its rules for commercial arbitrations generally. The prevailing party in such proceedings shall be entitled to its costs and attorneys' fees. For purposes of the foregoing, the parties agree that the judge or other trier of law assigned to the action shall determine which party is the "prevailing party" in such action and that there shall be only one "prevailing party" in any action.

                          10.5    Applicable Law. This Employment agreement
shall be interpreted and construed in accordance with the laws of the State of Texas. The parties agree to venue and personal jurisdiction in the state or federal courts of Harris County, Texas.





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                          10.6.   LCA Guaranty. It is understood and agreed
that LCA will benefit from the covenants and agreements of Employee hereunder, and, therefore by its execution hereof, guarantees the performance by LC Management of its obligations and agreements hereunder. Further, LCA agrees that Employee shall initially hold the offices of Executive Vice President and Chief Financial Officer of LCA, at the continued discretion of LCA's Board of Directors, but such title or office shall in no way diminish or inhibit the authority of the Board of Directors of the Employer to reasonable enlarge or restrict the duties and functions of the Employee.

                 IN WITNESS WHEREOF, LC Management, LCA and the Employee have executed this Employment Agreement in duplicate originals as of the date first above written.



Date:    May 7, 1997                        /s/ Charles B. Carden
     ---------------------                  --------------------------------
                                                   "EMPLOYEE"



                                            LC MANAGEMENT COMPANY


Date:    May 7, 1997                        By: /s/ Sydney K. Boone
     ---------------------                     --------------------------------
                                                  "LC MANAGEMENT"




                                            LIVING CENTERS OF AMERICA, INC.


Date:    May 7, 1997                        By: /s/ Leroy D. Williams
     ---------------------                     --------------------------------





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